Exhibit 99

Press Release

October 30, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 3rd QUARTER AND FIRST NINE MONTHS OF 2008

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports a net loss of $360,000, or $0.02 loss per share, for the third quarter of 2008, compared to net income of $4,947,000, or $0.28 per share, for the third quarter of 2007. The return on average equity and return on average assets were -1.22 percent and -0.10 percent, respectively, for the third quarter of 2008, and 16.76 percent and 1.51 percent, respectively, for the third quarter of 2007.

The net loss for the third quarter of 2008 was caused in substantial part by two events previously disclosed. West Bank reported on September 18, 2008, it would lose approximately $4,000,000 on two loans to a customer that had been the victim of a substantial fraud and conversion of all of its assets. That remains the Bank’s best estimate of its loss at this time, but the final loss may be more or less depending on the ultimate proceeds from the liquation of assets turned over by the borrower and guarantor. In addition, on September 18, 2008, the Company disclosed that West Bank held a senior unsecured note issued by Lehman Brothers Holdings, Inc. in its investment portfolio. The note was valued at 13.75 cents on the dollar at the end of the quarter resulting in a pre-tax loss of $1,725,000. The WB Capital money market fund also held a Lehman Brothers Holdings, Inc. bond. WB Capital purchased that bond from the money market fund to keep the fund value from dropping below $1.00 per share. As a result, WB Capital incurred a pre-tax loss of $443,000 related to this item. The after tax impact of these three items was approximately $2,470,000 and $1,065,000, and $265,000 respectively, in losses.

Without the three unusual items noted above, net income for the quarter would have been $3,440,000. The total provision for loan losses for the quarter was $7,000,000, including the estimated $4,000,000 loss discussed above. The provision for loan losses was also higher due to the continued aftermath of the weakness in the residential and commercial real estate markets in central and eastern Iowa.

Noninterest income for the third quarter of 2008 was $167,000 higher than the same quarter last year, not taking into account the impairment loss on the Lehman Brothers Holdings, Inc. bond. All significant noninterest income categories were higher except for investment advisory fees which have declined due to the declining stock market this year.

Noninterest expenses for the third quarter of 2008 were $1,239,000 higher than the third quarter of last year. The FDIC insurance expense was $183,000 higher. For the past year, West Bank, like most banks in the country has had a credit that was used to offset a portion of this expense. That credit has been used and West Bank now pays the full FDIC insurance premium. Professional fees are up $81,000 with most of the increase coming in legal expenses. Marketing expenses have increased by $65,000 due to promotional expenses related to deposit products. WB Capital’s loss related to the money market fund also increased noninterest expenses. Finally, salary and employee benefit expenses have increased by $269,000 as the result of hiring 14 new employees since the second quarter of last year, 11 of whom are in business development roles.

For the first nine months of 2008, net income was $5,528,000, or $0.32 per share, down from $14,518,000, or $0.83 per share, for the first nine months of 2007. The return on average equity and return on average assets were 6.18 percent and 0.55 percent, respectively, for the first nine months of 2008, and 16.81 percent and 1.48 percent, respectively, for the first nine months of 2007.

For the first nine months of 2008, loans grew by $110,000,000 compared to loan growth of $38,000,000 in the first nine months of 2007. The loan growth was primarily funded by wholesale deposits.

The net interest margin for the first nine months of 2008 was 3.44 percent, up from 3.30 percent for the same period last year. The improvement was primarily due to a change in the mix of interest-earning assets. The average balance of investment securities, which typically earn less than loans, was $68,000,000 lower than last year while the average balance of loans outstanding was $102,000,000 higher. Also, for the first nine months of 2008, the average cost of funds was 133 basis points lower than the same period in 2007, while the average yield on earning assets was only 96 basis points lower. As a result of these changes, net interest income was $1,745,000 higher for the first nine months of 2008 compared to the same period last year.

Non-performing assets were $23,887,000 at September 30, 2008, compared to $6,032,000 at the end of 2007 and $14,157,000 at June 30, 2008. Non-performing assets increased in the third quarter because the two loans discussed above were placed on non-accrual status. Those loans total $11,400,000. Without the addition of those loans, non-performing assets would have declined during the quarter. Within the non-performing categories, two properties totaling $4,042,000 were moved to Other Real Estate Owned from non-accrual loans. Loans 90 days past due and still accruing interest totaled $188,000, which was a slight improvement from $204,000 at the end of the second quarter. Management believes these loans are sufficiently collateralized to receive all principal and interest. The allowance for loan losses as a percent of total loans was 1.51 percent as of September 30, 2008, compared to 0.91 percent at the end of 2007 and 0.95 percent a year ago. Non-performing assets as a percentage of total assets at September 30, 2008, was 1.63 percent compared to 0.45 percent at 2007 year end and 0.10 percent a year ago.

As discussed in last quarter’s Form 10-Q filed with the Securities and Exchange Commission, West Bank owns a pooled trust preferred security that as of September 30, 2008, had a carrying value of $2,620,000 after a pre-tax fair market value mark down of $2,330,000. In accordance with generally accepted accounting principles, the decline in fair market value has been charged against equity on an after income tax basis. Market pricing for this security varies widely from one pricing service to another because of the absence of an active market for these types of securities. Management has concluded this security is not other than temporarily impaired as of September 30, 2008. The fair market value was determined by discounting the expected cash flows over the life of the security. If subsequent cash flow analyses indicate insufficient cash flow to repay the outstanding principal and interest or if the credit rating of this security declines to non-investment grade, the security will be considered other than temporarily impaired and an impairment loss equal to the difference between the original cost ($4,950,000) and the fair market value will be recorded. Such an impairment loss would negatively impact income and regulatory capital.

At September 30, 2008 the Company’s capital ratios were as follows:
Tier 1 leverage ratio	8.18%
Tier 1 risk-based capital ratio	9.19%
Total risk-based capital ratio	10.44%

The Company filed its third quarter Form 10-Q with the Securities and Exchange Commission today. It is available on the Investor Relations section of the Company’s website at www.westbankiowa.com.

As previously announced, on October 15, 2008, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly cash dividend of $0.16 per share of outstanding common stock payable on November 12, 2008, to shareholders of record on October 27, 2008.

Also on October 15, 2008, the Board authorized management to make application for participation in the U.S. Treasury’s Capital Purchase Program whereby the U.S. Department of the Treasury may purchase qualifying preferred stock and warrants in U.S. banking organizations. Please see the Company’s October 24, 2008, press release for further information.

The Company will discuss its results for the third quarter and first nine months of 2008 during a conference call scheduled for 2:00 p.m. central time today, Thursday, October 30, 2008. The telephone number for the conference call is 800-860-2442. A recording of the call will be available until November 7, 2008, at 877-344-7529, pass code: 415080.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area. WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville. It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this press release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	September 30,	September 30,
CONSOLIDATED STATEMENTS OF CONDITION	2008	2007
Assets
Cash and due from banks	$25,204	$28,857
Short-term investments	87,188	5,957
Securities	191,746	250,436
Loans held for sale	77	1,142
Loans	1,093,402	942,251
Allowance for loan losses	(16,484)	(8,905)
Loans, net	1,076,918	933,346
Goodwill and other intangible assets	26,518	27,275
Bank-owned life insurance	25,037	23,617
Other assets	31,057	26,598
Total assets	$1,463,745	$1,297,228

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$187,606	$177,991
Interest-bearing
Demand	120,642	69,365
Savings	222,488	219,742
Time	588,037	391,120
Total deposits	1,118,773	858,218
Short-term borrowings	70,871	181,746
Long-term borrowings	147,869	123,869
Other liabilities	11,371	13,350
Stockholders' equity	114,861	120,045
Total liabilities and stockholders' equity	$1,463,745	$1,297,228

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2008
1st quarter	$0.08	$0.16	$14.43	$11.71
2nd quarter	0.26	0.16	13.48	8.63
3rd quarter	(0.02)	0.16	16.21	7.30

2007
1st quarter	$0.25	$0.16	$18.25	$14.29
2nd quarter	0.29	0.16	16.36	14.17
3rd quarter	0.28	0.16	16.19	14.68
4th quarter	0.25	0.16	15.98	11.85

(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ Global Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
CONSOLIDATED STATEMENTS OF OPERATION	2008	2007	2008	2007
Interest income
Loans	$15,986	$17,730	$47,676	$52,766
Securities	2,163	2,784	6,431	8,454
Other	36	122	271	682
Total interest income	18,185	20,636	54,378	61,902

Interest expense
Deposits	5,404	7,651	15,914	22,906
Short-term borrowings	591	1,741	2,603	5,267
Long-term borrowings	1,804	1,591	5,364	4,977
Total interest expense	7,799	10,983	23,881	33,150

Net interest income	10,386	9,653	30,497	28,752
Provision for loan losses	7,000	500	13,600	1,150
Net interest income after provision for loan losses	3,386	9,153	16,897	27,602

Noninterest income
Service charges on deposit accounts	1,287	1,244	3,583	3,583
Trust services	207	195	605	564
Investment advisory fees	1,883	1,968	5,781	5,970
Increase in cash value of bank-owned life insurance	248	226	697	661
Securities gains, net	66	11	71	2
Investment securities impairment loss	(1,725)	-	(1,725)	-
Other income	605	485	1,772	1,407
Total noninterest income	2,571	4,129	10,784	12,187

Noninterest expense
Salaries and employee benefits	3,623	3,354	10,988	10,325
Occupancy expense	901	879	2,700	2,710
Data processing expense	563	552	1,761	1,645
Other expense	2,368	1,431	5,832	4,051
Total noninterest expense	7,455	6,216	21,281	18,731

Income (loss) before income taxes	(1,498)	7,066	6,400	21,058
Income taxes	(1,138)	2,119	872	6,540
Net income (loss)	$(360)	$4,947	$5,528	$14,518

PERFORMANCE HIGHLIGHTS
Return on average equity	-1.22%	16.76%	6.18%	16.81%
Return on average assets	-0.10%	1.51%	0.55%	1.48%
Net interest margin	3.37%	3.32%	3.44%	3.30%
Efficiency ratio	49.18%	43.92%	47.90%	44.48%